Exhibit 99.1

Net Element Reports Second Quarter and First Half 2018 Financial Results and Provides Business Update

Financial performance improved by 40% for the first half of 2018 over same period in 2017

MIAMI, FL – August 14, 2018 - Net Element, Inc. (NASDAQ: NETE) (“Net Element“ or the “Company”), a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment including point-of-sale (“POS”), e-commerce and mobile devices, today reports its financial results for the second quarter ended June 30, 2018, and provides an update on recent strategic and operational initiatives.

Conference Call:

On August 15, 2018, at 8:30 a.m. EST the Company will host a conference call to discuss 2018 second-quarter financial results and business highlights. The conference call can be accessed live over the phone by dialing +1 (877) 303-9858, or for international callers +1 (408) 337-0139, and referencing conference code 5058929. It is recommended that participants dial in approximately 10 minutes prior to the start of the call.

The call will also be webcast live from https://edge.media-server.com/m6/p/i8w792tk. Following completion of the call, a recorded replay of the webcast will be available on the www.netelement.com/en/ir website.

Second Quarter and First Half 2018 Financial Performance:

For the three months ended June 30, 2018, net revenues increased to $16.46 million, an increase of 2% compared to $16.14 million in the second quarter ended June 30, 2017. The increase is primarily due to organic growth in the North American Transaction Solutions segment, which experienced growth of 6% over the prior year. International Transaction Solutions segment experienced a decline of 19% due to elimination of branded content business, which accounted for $684,000 of net revenues in 2017. Normalizing elimination of branded content business resulted in 11% growth in the International Transaction Solutions segment and 6.5% across all segments over the same period of the prior year.

For the six months ended June 30, 2018, net revenues increased to $32.45 million, an increase of 9% compared to $29.7 million in the prior year. The increase is primarily due to organic growth in the North American Transactions Solutions segment, which experienced growth of 15% over the prior year. The Company’s International Transaction Solutions segment experienced a decline of 21% due to elimination of branded content business, which accounted for $1.34 million of net revenues in 2017. Normalizing elimination of branded content business resulted in growth of 7.3% in the International Transaction Solutions segment and 14.4% across all segments over the same period of the prior year.

United States accounted for 88% of total revenues for the second quarter and 87% for six months ended June 30, 2018, while international revenues were 12% for the second quarter and 14% for six months.

●	Total dollars processed for the first half of 2018 increased 37% to $1.62 billion from $1.18 billion in transaction volume during the same period in 2017. Led by robust growth from our subsidiary Unified Payments, the North American Transaction Solutions segment saw the largest increase of 40% to $1.4 billion from $1 billion. International Transaction Solutions increased 20% to $211 million from $176 million.

●	Total transactions processed during the first half of 2018 increased 41% to 50.2 million compared to 35.7 million for the same period in 2017. The increase in transactions processed came primarily from North American Transaction Solutions segment, which saw an increase of 41% to 28.1 million from 20 million. International Transaction Solutions segment processed 21 million versus 15 million, which represents an increase of 40%. Growth in all segments was organic. The above results include the reorganization of the mobile payments segment into the International Transactions Solutions segment.

“We are on track to deliver another year of growth and financial improvement,” commented Oleg Firer, CEO of Net Element. “We continue to focus on long-term growth plans and are confident that our strategic initiatives and continued investment in commerce-enabled technologies are creating significant value for our shareholders.”

Second Quarter 2018 Business Highlights:

●	Launched Netevia Smart Vendor Payment Solutions to enter the $7.7 trillion global B2B payments market.

●	Launched intelligent payment solutions for the $330 billion meetings and events industry.

●	Participated in Midwest Acquirers Association (MWAA) conference in Chicago, featuring the latest in payments and value added products and services.

Results of Operations for the Three Months Ended June 30, 2018, compared to the Three Months Ended June 30, 2017

We reported a net loss attributable to common stockholders of $903,731, or $0.23 per share, for the three months ended June 30, 2018, as compared to a net loss of $1,640,340, or $0.93 per share, for the three months ended June 30, 2017. This resulted in a decrease in net loss attributable to stockholders of $736,609 primarily due to an increase in revenues and other income, as well as decreases in general and administrative and non-cash compensation expenses, which were offset by increases in depreciation and amortization expenses.

Adjusting for non-cash compensation, we have a non-GAAP adjusted net loss attributable to common stockholders of $881,231, or $0.22 loss per share, for the quarter ended June 30, 2018, as compared to a non-GAAP adjusted net loss attributable to common stockholders of $1,511,803, or $0.84 loss per share, for the quarter ended June 30, 2017.

Source of Revenues	Three Months Ended June 30, 2018	Mix	Three Months Ended June 30, 2017	Mix	Increase / (Decrease)

North American Transaction Solutions	$14,419,129	87.6%	$13,612,782	84.3%	$806,347
International Transaction Solutions	2,045,588	12.4%	2,528,259	15.7%	(482,671)
Total	$16,464,717	100.0%	$16,141,041	100.0%	$323,676

Net revenues consist primarily of service fees from transaction processing. Net revenues were $16,464,717 for the three months ended June 30, 2018, as compared to $16,141,041 for the three months ended June 30, 2017. The increase was driven by an increase of $806,347 (or 6%) in net revenues from our North American Transaction Solutions segment due to organic growth, which was partially offset by a decrease of $482,671 (or -19%) in net revenues from our International Transaction Solutions segment as we reorganized our international business and consolidated our mobile payments operations with PayOnline. For the three months ended June 30, 2018, there was no branded content revenue from our mobile payment operations as compared to $684,731 of branded content revenue in the three months ended June 30, 2017. We continue to explore partnership opportunities that can monetize our relationships and contracts with mobile operators but we have not yet identified an acceptable joint-venture partner or other arrangement.

Gross Margin	Three Months Ended June 30, 2018	% of revenues	Three Months Ended June 30, 2017	% of revenues	Increase / (Decrease)

North American Transaction Solutions	$2,192,070	15.2%	$2,140,274	15.7%	$51,796
International Transaction Solutions	458,639	22.4%	682,375	27.0%	(223,736)
Total	$2,650,709	16.1%	$2,822,649	17.5%	$(171,940)

Gross Margin for the three months ended June 30, 2018, was $2,650,709, or 16.1% of net revenue, as compared to $2,822,649, or 17.5% of net revenue, for the three months ended June 30, 2017. The primary reason the gross margin percentage decreased was because of increases in North American Transaction Solutions segment’s fixed costs as we began processing transactions utilizing our self-designated BIN/ICA. We estimate that this margin will normalize as we meet volume and transaction requirements on this new structure. Gross margin was lower also due to a decrease in our mobile payments business in our International Transaction Solutions segment that have had typically higher margins than our North American Transaction Solutions Segment.

General and administrative expenses for the three months ended June 30, 2018, were $2,499,496 as compared to $2,599,178 for the three months ended June 30, 2017. The reduction of $99,682 in general and administrative expenses was primarily due to decreases in salaries and benefits ($76,347), professional fees ($51,954) and rent ($66,033) offset by increases in offices expenses ($32,961) and communications expenses ($39,549).

General and administrative variances increase / (decrease) for the three months ended June 30, 2018, compared to the three months ended June 30, 2017, were as follows:

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$(86,592)	$(67,208)	$77,453	$(76,347)
Professional fees	(7,590)	(183,881)	139,517	(51,954)
Rent	—	(46,470)	(19,563)	(66,033)
Business development	31,392	(7,991)	462	23,863
Travel expense	(31,864)	(1,800)	2,919	(30,745)
Filing fees	—	—	4,000	4,000
Transaction (gains) losses	(742)	14,222	(944)	12,536
Office expenses	57,785	(20,477)	(4,347)	32,961
Communications expenses	24,063	9,939	5,547	39,549
Insurance expense	—	(2,640)	4,653	2,013
Other expenses	(1,740)	3,335	8,880	10,475
Total	$(15,288)	$(302,971)	$218,577	$(99,682)

Salaries, benefits, taxes and contractor payments were $1,296,472 for the three months ended June 30, 2018, as compared to $1,372,819 for the three months ended June 30, 2017. Salaries decreased by $76,347 due to a decrease of $67,208 in International Transaction Solutions segment as mobile payment operations are reduced while we continue to seek other arrangements, and by $86,592 in North America because of a switch from salaried commission to third-party commission payments for the three months ended June 30, 2018. This was offset by an increase of $77,453 in corporate payroll.

Professional fees decreased by $51,954 primarily due to a decrease in consulting fees in the International Transaction Solutions segment partially offset by an increase in corporate general legal fees. Corporate general legal fees increased due to increased litigation fees and legal fees due increased activity in the Zell, and Aptito.com cases and legal fees relating to certain financing transactions.

Rent expense was $70,045 for the three months ended June 30, 2018, as compared to $136,078 for the three months ended June 30, 2017. The decrease of $66,033 was primarily due to a reduction of $46,470 in rent in our International Transaction Solutions segment as we substantially reorganized this business and reduced office space.

Results of Operations for the Six Months Ended June 30, 2018, Compared to the Six Months Ended June 30, 2017

We reported a net loss attributable to stockholders of $2,514,577, or $0.65 per share, for the six months ended June 30, 2018, as compared to a net loss attributable to stockholders of $4,127,837, or $2.41 per share, for the six months ended June 30, 2017. This resulted in a decrease in net loss attributable to stockholders of $1,613,260 primarily due to an increase in revenues and other income, as well as decreases in general and administrative expenses, and non-cash compensation which were offset by increases in depreciation and amortization.

Adjusting for non-cash compensation, we have a non-GAAP adjusted net loss attributable to common stockholders of $2,410,066, or $0.62 loss per share, for the six months ended June 30, 2018, as compared to a non-GAAP adjusted net loss attributable to common stockholders of $3,402,896, or $1.99 loss per share, for the six months ended June 30, 2017.

Source of Revenues	Six Months Ended June 30, 2018	Mix	Six Months Ended June 30, 2017	Mix	Increase / (Decrease)

North American Transaction Solutions	$28,385,746	87.5%	$24,577,701	82.7%	$3,808,045
International Transaction Solutions	4,061,365	12.5%	5,125,281	17.3%	(1,063,916)
Total	$32,447,111	100.0%	$29,702,982	100.0%	$2,744,129

Net revenues consist primarily of payment processing fees. Net revenues were $32,447,111 for the six months ended June 30, 2018, as compared to $29,702,982 for the six months ended June 30, 2017. The increase in net revenue is primarily due to organic growth of merchants in our North American Transaction Solutions segment which resulted in an increase to North American Transaction Solutions segment revenue of $3,808,045 for the six months ended June 30, 2018, which was partially offset by a decrease of $1,063,916 in net revenues from our International Transaction Solutions segment as we reorganized our international business and consolidated our mobile payments operations with PayOnline. For the six months ended June 30, 2018, there was no branded content revenue from our mobile payment operations as compared to $1,340,896 of branded content revenue in the six months ended June 30, 2017. We continue to explore partnership opportunities that can monetize our relationships and contracts with mobile operators but have not yet identified an acceptable joint-venture partner or other arrangement.

Gross Margin	Six Months Ended June 30, 2018	% of revenues	Six Months Ended June 30, 2017	% of revenues	Increase / (Decrease)

North American Transaction Solutions	$4,094,615	14.4%	$3,643,743	14.8%	$450,872
International Transaction Solutions	920,154	22.7%	1,280,855	25.0%	(360,701)
Total	$5,014,769	15.5%	$4,924,598	16.6%	$90,171

Gross Margin for the six months ended June 30, 2018, was $5,014,769, or 15.5% of net revenue, as compared to $4,924,598, or 16.6% of net revenue, for the six months ended June 30, 2017. The primary reason the gross margin percentage decreased was because of increases in North American Transaction Solutions segment’s fixed costs as we began processing transactions utilizing our self-designated BIN/ICA. We estimate that this margin will normalize as we meet volume and transaction requirements on this new structure. Gross margin was lower also due to a decrease in our mobile payments business in our International Transaction Solutions segment that have had typically higher margins than our North American Transaction Solutions Segment.

General and administrative expenses for the six months ended June 30, 2018, were $4,945,977 as compared to $5,430,338 for the three months ended June 30, 2017. The $484,361 reduction in general and administrative expenses was primarily due to decreases in salaries and benefits ($415,134), professional fees ($158,537) and rent ($138,045) offset by increases in transaction (gains) losses ($72,429) and other general and administrative expenses ($95,262).

General and administrative variances increase / (decrease) for the six months ended June 30, 2018, compared to the six months ended June 30, 2017, were as follows:

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$(189,669)	$(139,350)	$(86,115)	$(415,134)
Professional fees	(41,829)	(340,544)	223,836	(158,537)
Rent	—	(102,508)	(35,537)	(138,045)
Business development	83,382	(17,263)	(583)	65,536
Travel expense	(22,062)	(10,598)	(14,312)	(46,972)
Filing fees	—	—	9,009	9,009
Transaction (gains) losses	(742)	74,813	(1,642)	72,429
Office expenses	87,638	(31,673)	(65,926)	(9,961)
Communications expenses	25,071	17,591	11,921	54,583
Insurance expense	—	(5,177)	(7,354)	(12,531)
Other expenses	(3,062)	5,038	93,286	95,262
Total	$(61,273)	$(549,671)	$126,583	$(484,361)

Salaries, benefits, taxes and contractor payments were $2,625,395 for the six months ended June 30, 2018, as compared to $3,040,529 for the six months ended June 30, 2017. The decrease in salaries of $415,134 was primarily because of a $300,000 reduction in discretionary bonus and increase in sales incentives charged to the cost of sales through commissions, versus salaries. International Transaction Solutions segment salaries decreased by $139,350 primarily due to our mobile payment operations being reduced while we continue to seek other arrangements.

Professional fees were $1,175,880 for the six months ended June 30, 2018, as compared to $1,334,417 for the six months ended June 30, 2017. Professional fees decreased by $158,537 primarily due to a decrease in consulting fees in the International Transaction Solutions segment partially offset by an increase in corporate general legal fees. Corporate general legal fees increased due to increased litigation fees and legal fees due to increased activity in the Zell and Aptito.com cases and legal fees relating to certain financing transactions.

Rent expense was $151,098 for the six months ended June 30, 2018, as compared to $289,143 for the six months ended June 30, 2017. The decrease of $138,045 was primarily due to reduction of $102,508 in rent in our International Transaction Solutions segment as we substantially reorganized this business and reduced office space.

Transaction gains and losses represent changes in exchange rates between our functional currency and the foreign currency in which the transaction is denominated. During the six months ended June 30, 2018, and 2017, respectively, we incurred $52,917 and ($19,512) of foreign currency transaction losses (gains).

Other general and administrative expenses include taxes, utilities and business licenses. For the six months ended June 30, 2018, these expenses were $187,494 as compared to $92,232 for the six months ended June 30, 2017. The increase was caused primarily by an increase of $83,155 driven by State of Delaware franchise taxes in 2018 due to a higher assessment and a credit taken in 2017.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company provides additional measures of its operating results by disclosing its adjusted net loss attributable to Net Element, Inc. stockholders. Adjusted net loss attributable to Net Element stockholders is calculated as net loss attributable to Net Element stockholders excluding non-cash share-based compensation. Net Element discloses this amount on an aggregate and per share basis. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding by the Company’s investors of its historical performance through use of a metric that seeks to normalize period-to-period earnings.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and six months ended June 30, 2018, and 2017 is presented in the following Non-GAAP Financial Measures Table.

	GAAP	Share-based Compensation	Adjusted Non- GAAP
Three Months Ended June 30, 2018
Net loss attributable to Net Element Inc. stockholders	$(903,731)	$22,500	$(881,231)
Basic and diluted loss per share	$(0.23)	$0.01	$(0.22)
Basic and diluted shares used in computing loss per share	3,855,866		3,855,866

	GAAP	Share-based Compensation	Adjusted Non- GAAP
Three Months Ended June 30, 2017
Net loss attributable to Net Element Inc. stockholders	$(1,640,340)	$128,537	$(1,511,803)
Basic and diluted loss per share	$(0.93)	$0.07	$(0.84)
Basic and diluted shares used in computing loss per share	1,771,538		1,771,538

	GAAP	Share-based Compensation	Adjusted Non- GAAP
Six Months Ended June 30, 2018
Net loss attributable to Net Element Inc. stockholders	$(2,514,577)	$104,511	$(2,410,066)
Basic and diluted loss per share	$(0.65)	$0.03	$(0.62)
Basic and diluted shares used in computing loss per share	3,854,506		3,854,506

	GAAP	Share-based Compensation	Adjusted Non- GAAP
Six Months Ended June 30, 2017
Net loss attributable to Net Element Inc. stockholders	$(4,127,837)	$724,941	$(3,402,896)
Basic and diluted loss per share	$(2.41)	$0.42	$(1.99)
Basic and diluted shares used in computing loss per share	1,709,915		1,709,915

Additional information regarding Net Element’s results for its three months ended June 30, 2018, may be found in Net Element’s quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission (SEC) on August 14, 2018, and may be obtained from the SEC’s Internet website at http://www.sec.gov.

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise (“SME”) in the U.S. and selected emerging markets. In the U.S., the Company aims to grow transactional revenue by innovating SME productivity services using blockchain technology solutions and Aptito, our cloud-based, restaurant and retail point-of-sale solution. Internationally, Net Element’s strategy is to leverage its omni-channel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions. Net Element was ranked as one of the fastest growing companies in North America on Deloitte’s 2017 Technology Fast 500™. In 2017 we were recognized by South Florida Business Journal as one of 2016’s fastest-growing technology companies. Further information is available at www.NetElement.com.

Forward-Looking Statements

Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to whether the Company will be successful in achieving further growth and financial improvement. Additional examples of such risks and uncertainties include, but are not limited to (i) Net Element’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element’s ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element’s ability to successfully expand in existing markets and enter new markets; (iv) Net Element’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element’s business; (viii) changes in government licensing and regulation that may adversely affect Net Element’s business; (ix) the risk that changes in consumer behavior could adversely affect Net Element’s business; (x) Net Element’s ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; and (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

NET ELEMENT, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$6,541,652	$11,285,669
Accounts receivable, net	6,061,808	5,472,856
Prepaid expenses and other assets	1,273,303	2,282,614
Total current assets, net	13,876,763	19,041,139
Fixed assets, net	43,233	58,268
Intangible assets, net	2,741,486	3,127,760
Goodwill	9,643,752	9,643,752
Other long term assets	461,045	460,511
Total assets	26,766,279	32,331,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	5,044,603	6,785,459
Accrued expenses	2,666,447	3,212,438
Deferred revenue	1,770,910	1,712,591
Notes payable (current portion)	924,597	2,493,973
Due to related parties	496,920	461,992
Total current liabilities	10,903,477	14,666,453
Notes payable (net of current portion)	5,051,708	4,521,449
Total liabilities	15,955,185	19,187,902

STOCKHOLDERS’ EQUITY
Series A Convertible Preferred stock ($.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding at June 30, 2018 and December 31, 2017)	—	—
Common stock ($.0001 par value, 100,000,000 shares authorized and 3,853,813 and 3,853,100 shares issued and outstanding at June 30, 2018 and December 31, 2017	385	385
Paid in capital	183,223,732	183,119,222
Accumulated other comprehensive loss	(2,461,261)	(2,530,238)
Accumulated deficit	(169,870,648)	(167,356,070)
Stock Subscriptions Receivable	—	(50,585)
Non-Controlling interest	(81,114)	(39,186)
Total stockholders’ equity	10,811,094	13,143,528
Total liabilities and stockholders’ equity	$26,766,279	$32,331,430

NET ELEMENT, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Net revenues
Service fees	$16,464,717	$15,456,310	$32,447,111	$28,362,086
Branded content	—	684,731	—	1,340,896
Total Revenues	16,464,717	16,141,041	32,447,111	29,702,982
Costs and expenses:
Cost of service fees	13,814,008	12,653,556	27,432,342	23,475,543
Cost of branded content	—	664,836	—	1,302,841
General and administrative	2,499,496	2,599,178	4,945,977	5,430,338
Non-cash compensation	22,500	128,537	104,511	724,941
Bad debt expense	877,898	865,863	999,171	1,145,621
Depreciation and amortization	662,525	573,018	1,366,063	1,230,381
Total costs and operating expenses	17,876,427	17,484,988	34,848,064	33,309,665
Loss from operations	(1,411,710)	(1,343,947)	(2,400,953)	(3,606,683)
Interest expense, net	(235,738)	(322,052)	(478,976)	(591,740)
Other income (expense)	674,236	(49,422)	323,423	(55,196)
Net (loss) income before income taxes	(973,212)	(1,715,421)	(2,556,506)	(4,253,619)
Income taxes	—	—	—	—
Net loss	(973,212)	(1,715,421)	(2,556,506)	(4,253,619)
Net loss attributable to the non-controlling interest	69,481	75,081	41,929	125,782
Net loss attributable to Net Element, Inc. stockholders	(903,731)	(1,640,340)	(2,514,577)	(4,127,837)
Foreign currency translation	29,662	(146,102)	68,977	(133,999)
Comprehensive loss attributable to common stockholders	$(874,069)	$(1,786,442)	$(2,445,600)	$(4,261,836)

Loss per share - basic and diluted	$(0.23)	$(0.93)	$(0.65)	$(2.41)

Weighted average number of common shares outstanding - basic and diluted	3,855,866	1,771,538	3,854,506	1,709,915

NET ELEMENT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,

	2018	2017
Cash flows from operating activities
Net loss attributable to Net Element, Inc. stockholders	$(2,514,577)	$(4,127,837)
Adjustments to reconcile net loss to net cash used in by operating activities
Non-Controlling interest	(41,929)	(125,782)
Share based compensation	104,511	596,404
Deferred revenue	58,319	(916,898)
Provision for bad debts	—	192,895
Depreciation and amortization	1,366,063	1,230,381
Non cash interest	35,196	94,248
Changes in assets and liabilities
Accounts receivable	571,405	1,913,135
Prepaid expenses and other assets	(356,585)	284,661
Accounts payable and accrued expenses	(2,111,768)	(1,845,161)
Net cash used in operating activities	(2,889,365)	(2,703,954)

Cash flows from investing activities

Purchase of portfolio and client acquisition costs	(878,446)	(966,147)
Purchase of fixed assets and changes in other assets	9,898	180,423
Net cash used in investing activities	(868,548)	(785,724)

Cash flows from financing activities
Proceeds from Common stock	—	1,437,132
Proceeds from indebtedness	—	3,298,792
Repayment of indebtedness	(1,038,665)	(624,918)
Related party advances	34,927	—
Net cash (used in) provided by financing activities	(1,003,738)	4,111,006

Effect of exchange rate changes on cash	17,633	31,316
Net (decrease) increase in cash	(4,744,018)	652,644

Cash at beginning of period	11,285,669	621,635
Cash at end of period	$6,541,651	$1,274,279

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$444,232	$397,548
Taxes	$4,140	$61,314

Contact:

Net Element, Inc.

+1 (786) 923-0502

www.netelement.com

Media@NetElement.com

Corporate Communications Contact:

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